UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2024

INNOVIVA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30319	94-3265960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1350 Old Bayshore Highway, Suite 400
Burlingame, California 94010
(650) 238-9600
(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	INVA	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Appointment of Derek Small to the Board of Directors

On and effective as of April 29, 2024 (the “Small Effective Date”), Innoviva, Inc. (the “Company”) appointed Derek Small, to its Board of Directors (the “Board”). Mr. Small is a Managing Director at Luson Bioventures, a biopharmaceutical venture creation firm, which he founded in 2007. Mr. Small has served as Chief Executive Officer or Chairman of seven of Luson Bioventures’s new ventures, and he is currently Co-founder, Chairman, and Chief Executive Officer of Monument Biosciences, and Co-founder and Executive Chairman of Gate Neurosciences; both are privately held portfolio new venture creations of Luson Bioventures. Previously, Mr. Small co-founded an infectious disease and GI focused company called Assembly Biosciences (Nasdaq: ASMB), serving as President and Chief Executive Officer through 2019, and continued on the board of directors of Assembly Biosciences until 2020. During this time, Mr. Small also served as founder and Chief Executive Officer of Assembly China, which developed and commercialized Assembly China’s novel Hepatitis B therapies in Asia. From 2008 to 2014, Mr. Small served as a founding director, President and Chief Executive Officer of Naurex, Inc., a privately held company developing novel therapies for central nervous system and psychiatry disorders. In 2014, Naurex’s clinical assets were acquired by Allergan. Naurex Inc.’s preclinical programs formed the basis for a spinout company, Aptinyx, Inc. (Nasdaq: APTX). From 2008 to 2012, Mr. Small served as a founding director, President and Chief Executive Officer of privately held biotechnology company Coferon, Inc., which is developing a novel self-assembling chemistry platform with transformative potential. Mr. Small currently serves on the board of directors for Biocrossroads, a non-profit life sciences organization, and other private companies, and serves as an advisor to multiple academic institutions. Mr. Small received a B.S. degree in business from Franklin College and studied global business at Harlaxton College in England.

There is no arrangement or understanding between Mr. Small and any other persons, pursuant to which Mr. Small was selected as a director.

The Board has determined that Mr. Small qualifies as an independent director of the Board under the applicable independence rules of (A) the Securities and Exchange Commission and (B) the Nasdaq Global Select Market listing standards.

Since January 1, 2023, there have not been any transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Small had or will have a direct or indirect material interest, except for such convertible debt and cash investments in Gate Neurosciences, Inc., which Mr. Small is founder and executive chairman, and have been previously disclosed in the Company’s public filings. Further there is no arrangement or understanding between Mr. Small and any other persons or entities pursuant to which he was appointed as a director of the Company.

Pursuant to Innoviva’s non-employee director compensation program, on the Small Effective Date, Mr. Small will receive the following awards under the Company’s 2012 Equity Incentive Plan: (i) a restricted stock unit (“RSU”) award in the amount of $125,000 (the “Initial RSU Award”); (ii) an RSU award in the amount of $18,750 (the “Prorated Annual RSU Award”); and (iii) an award of options to purchase 833 shares of common stock of the Company (the “Prorated Annual Option Award”). The Initial RSU Award vests in equal annual installments on each of the first two anniversaries of the Small Effective Date, and the Prorated Annual RSU Award and Prorated Annual Option Award each vest in a single installment on the earlier of the date of the Company’s next annual stockholders’

meeting and the first anniversary of the Small Effective Date, in each case, subject to Mr. Small’s continuous service through the applicable vesting date; provided that all such RSUs and options, to the extent then-unvested, will immediately vest in full upon a termination of Mr. Small’s service due to his death or disability or upon a change in control of the Company. Mr. Small will also receive an annual cash retainer of $50,000 for his service as a Board member.

Mr. Small has entered into an indemnification agreement with the Company requiring the Company to indemnify him to the fullest extent permitted under Delaware law with respect to his services as a director. The indemnification agreement is in the form entered into with the Company’s other directors and executive officers. This form of indemnification agreement is attached as Exhibit 99.1 to the Form 8-K of the Company filed with the SEC on May 26, 2020.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibits

104	Cover Page Interactive Data File (embedded within the inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVIVA, INC.

Date: April 29, 2024	By:	/s/ Pavel Raifeld
Pavel Raifeld
Chief Executive Officer